Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of cbdMD, Inc., and Subsidiaries on Form S-1 to be filed on or about January 2, 2025 of our report dated December 19, 2025, on our audits of the financial statements as of September 30, 2025 and 2024 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed December 19, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to reference to us under the heading “Experts” in such registration statement.

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP

Tampa, Florida

January 2, 2026